Encision Reports Fourth Quarter and Fiscal Year 2012 Results

Fourth Quarter Revenue Increases 15% Year-over-Year

BOULDER, Colo., May 14, 2012 /PRNewswire/ -- Encision Inc. (ECIA:PK), a medical device company owning patented surgical technology that is emerging as a standard of care in minimally-invasive surgery, today announced financial results for its fiscal 2012 fourth quarter and fiscal year ended March 31, 2012.

The Company posted quarterly revenue of $3.370 million and quarterly net profit of $40 thousand, or $0.01 per diluted share. These results compare to revenue of $2.921 million and net profit of $35 thousand, or $0.01 per diluted share, in the year-ago quarter. Gross margin was 57.5 percent compared to 58.7 percent in the year-ago quarter. Gross margin decreased from the year-ago due to higher labor costs on service revenue, which was offset slightly by lower unit overhead costs as a result of higher product revenue volume.

The Company posted fiscal year revenue of $12.989 million and fiscal year net loss of $531 thousand, or $(0.08) per diluted share. These results compare to revenue of $11.617 million and net profit of $5 thousand, or $0.00 per diluted share, in the year-ago fiscal year. Gross margin was 54.1 percent compared to 62.1 percent in the year-ago fiscal year. Gross margin decreased from the year-ago due to higher material costs, higher unit overhead costs as a result of lower product revenue volume, and a one-time charge of $430,000, which occurred in the second quarter ended September 30, 2011, for a voluntary recall of certain electrode product, and higher labor costs on service revenue.

"Our fourth quarter net profit was a result of increased revenue and selected expense reductions," said Fred Perner, President and CEO. "On March 30 and April 16, 2012, we completed a private placement of 1,755,000 shares of our common stock at $1.00 a share and raised $1,755,000, before costs. The net proceeds from the sale of the shares were partially used to pay down our line of credit, and, as we announced previously, will be used for sales, marketing and quality programs and needed product development to enable us to execute our business plan and grow revenues and profitability in the future. However, in the short-term, as we aggressively implement the plan and spend resources for these initiatives, we expect that, at least for the first and second quarters of the current fiscal year, we will not be profitable."

Encision Inc. designs, develops, manufactures and markets innovative surgical devices that allow surgeons to optimize technique and patient safety during a broad range of surgical procedures. Based in Boulder, Colorado, the Company pioneered the development of patented AEM® Laparoscopic Instruments to improve electrosurgery and reduce the chance for patient injury in minimally invasive surgery.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company's actual results to differ materially include, among others, its ability to increase net sales through the Company's distribution channels, its ability to compete successfully against other manufacturers of surgical instruments, insufficient quantity of new account conversions, insufficient cash to fund operations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company's filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in the Company's Annual Report on Form 10-K for the year ended March 31, 2011 and subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise.

CONTACT: Marcia McHaffie, Encision Inc., 303-444-2600, mmchaffie@encision.com

Encision Inc.
Condensed Balance Sheets
(Amounts in thousands)
(Unaudited)

	March 31, 2012	March 31, 2011
ASSETS
Cash and cash equivalents	$ 565	$ 120
Accounts receivable, net	1,428	1,160
Inventories, net	2,489	2,604
Prepaid expenses	28	74
Total current assets	4,510	3,958
Equipment, net	1,619	1,169
Patents, net	273	260
Other assets	7	24
Total assets	$ 6,409	$ 5,411
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$ 1,040	$ 674
Accrued compensation	283	261
Other accrued liabilities	349	287
Line of credit	--	435
Total current liabilities	1,672	1,657
Common stock and additional paid-in capital	21,297	19,783
Accumulated (deficit)	(16,560)	(16,029)
Total shareholders' equity	4,737	3,754
Total liabilities and shareholders' equity	$ 6,409	$ 5,411

Encision Inc.
Condensed Statements of Operations
(Amounts in thousands, except per share information)
(Unaudited)

	Three Months Ended		Fiscal Years Ended
	March 31, 2012	March 31, 2011	March 31, 2012	March 31, 2011
Net revenue:
Product	$ 2,873	$ 2,720	$11,226	$ 11,367
Service	497	201	1,763	250
Total revenue	3,370	2,921	12,989	11,617
Cost of revenue:
Product	1,167	1,156	5,148	4,307
Service	265	51	816	97
Total cost of revenue	1,432	1,207	5,964	4,404
Gross profit	1,938	1,714	7,025	7,213
Operating expenses:
Sales and marketing	1,020	1,017	4,329	4,242
General and administrative	531	324	1,819	1,457
Research and development	338	328	1,349	1,464
Total operating expenses	1,889	1,669	7,497	7,163
Operating income (loss)	49	45	(472)	50
Interest and other income (expense), net	(9)	(10)	(59)	(45)
Income (loss) before provision for income taxes	40	35	(531)	5
Provision for income taxes	––	––	––	––
Net income (loss)	$ 40	$ 35	$ (531)	$ 5
Net income (loss) per share—basic and diluted	$ 0.01	$ 0.01	$ (0.08)	$ 0.00
Basic weighted average number of shares	6,488	6,455	6,463	6,455
Diluted weighted average number of shares	6,490	6,464	6,463	6,465